[*] Indicates confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

                     Patent and Technology License Agreement


         This Patent and Technology License Agreement (the "Agreement") is entered into as of May 5, 2004, (the "Effective Date") by and between Shocking Technologies, Inc., a Delaware corporation with principle offices at 5561
Country Club Parkway, San Jose, CA 95138 ("STI"); Oryx, Inc., a Delaware corporation with principle offices at 4340 Almaden Expressway, Suite 220, San Jose, CA 95118 ("Oryx") and SurgX, Inc., a wholly owned subsidiary of Oryx with principle offices at 4340 Almaden Expressway, Suite 220, San Jose, CA 95118 ("SurgX" together with Oryx, collectively the "Licensor").

         WHEREAS, Licensor is the owner of certain patents and technologies; and

         WHEREAS, STI wishes to obtain, and Licensor is willing to grant, certain licenses to such patents and technologies under the specified terms and conditions set forth herein;

         NOW THEREFORE, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, agree as follows:

         1. DEFINITIONS. The following terms, as used in this Agreement, shall have the meanings set forth below:

               1.1 "Existing Agreements" means the rights granted to the entities under the license agreements set forth in Exhibit B attached hereto.

               1.2 "Initial Period" means the period commencing on the Effective Date and ending two (2) years thereafter.

               1.3 "Intellectual Property Rights" means any or all of the following and any and all worldwide rights in, arising out of or associated therewith: (i) Patents; (ii) copyrights (including any registrations or applications therefor) and other works of authorship; (iii) trade secrets and
(iv) all other intellectual property or proprietary rights corresponding to the foregoing anywhere in the world

               1.4 "Licensed Patents" means the Patents set forth in Exhibit A attached hereto and any and all other Patents owned or controlled by Licensor as of the Effective Date and during the Term.

               1.5 "Licensed Product" means any products developed by STI where the manufacture, use, sale, offer for sale or import of such product would, but for this Agreement, infringe a Valid Claim of the Licensed Patents.

               1.6 "Licensed Technology" means (i) the Technology set forth in Exhibit A attached hereto and (ii) any other Technology which is controlled by Licensor as of the Effective Date or during the Term that is necessary or useful for, or contributes in whole or in part to, the practice of the Licensed Patents or exploitation of the Technology set forth in Exhibit A.

               1.7 "Net Revenues" means Net Sales and Sublicense Fees.

               1.8 "Net Sales" means the total amount actually received by STI based on the sale of Licensed Products to third parties, less the sum of the following deductions to the extend included in the gross invoice price: (i) cash, trade or quantity discounts; (ii) sales or use taxes, tariffs, import/export duties other excise taxes imposed upon particular sales; (iii) transportation and insurance charges; (iv) allowances or credits to customers due to returns; and (v) amounts received in connection with demonstration, prototype or other non-commercial samples of Licensed Products.

               1.9 "Patents" mean any and all (i) pending or issued United States, foreign, or international patent or patent application; (ii) continuations, continuations-in-part, substitutions or divisional applications thereof; (iii) patents issuing on any of the foregoing; (iv) renewal, reissues, re-examinations or extensions of any such patents or patent applications; and
(v) foreign counterparts or equivalents of any of the foregoing.

               1.10 "Semiconductor Packaging Materials" means all materials used in the assembly of an integrated circuit including but not limited to substrates, mold compounds and wafer scale packaging, wafer redistribution, wafer bumping and logical, technical successors thereto.

               1.11 "Sublicense Fees" means amounts actually received by STI from Sublicensees for the manufacture, use and sale of Licensed Products excluding (i) amounts in consideration for the sale of all or substantially all of the business or assets of STI; (ii) amounts received for securities (equity or debt); (iii) amounts received as payment or reimbursement for research and development; (iv) amount received in connection with demonstration, prototype or other non-commercial samples of Licensed Products and (v) any governmental charges, including, but not limited to, withholding or other taxes (but not income taxes) paid or payable by STI on amounts received in consideration for a sublicense hereunder. In the event that STI receives non-cash consideration from Sublicensees, then such consideration shall be included in the definition of Sublicense Fees (unless one of the foregoing exclusions apply), at the fair market value of such non-cash consideration. In the event that any such non-cash consideration is not readily convertible into cash, the parties shall discuss the timing and manner of payment of such Sublicense Fees.

               1.12 "Sublicensee" means any third party to whom STI has granted a sublicense under the Licensed Patents and Licensed Technology to manufacture, use and sell Licensed Products.

               1.13  "Technology"  means  any  and  all  technology,   technical
information, Confidential Information, know-how, inventions, processes, procedures, compositions, chemicals, compounds, devices, methods, formulae, protocols, techniques, designs, drawings and other data.

               1.14 "Valid Claim" shall mean (i) a claim in an issued Patent which has not been held unenforceable, unpatentable or invalid by the decision of a court or other governmental agency of competent jurisdiction, from which no appeal can be taken or has been taken and from which time has expired to take an appeal, and (ii) a claim in a Patent application that has not been on file longer than five (5) years from the earliest priority date and has not been issued a Patent.

         2. DELIVERY; GRANT OF RIGHTS & TRAINING.

               2.1 Delivery. Promptly following STI's payment of the Intial Fee, Licensor shall deliver to STI the Technology set forth in Exhibit A in a format and location reasonably requested by STI. In addition to the foregoing, Licensor shall during the Term, promptly upon STI's request, but in no event more than fifteen (15) days thereafter, deliver or make available to STI any other Technology which is owned or controlled by Licensor as of the Effective Date or during the Term that is necessary or useful for, or contributes in whole or in part to, the practice of the Licensed Patents or exploitation of the Technology set forth under Exhibit A.

               2.2 Grant of Rights.

                      2.2.1 Exclusive License. Subject to the terms and conditions set forth herein, including but not limited to Section 2.2.3 below, and the Existing Agreements, Licensor hereby grants to STI an exclusive, worldwide, irrevocable, non-assignable (except as set forth in Section 11.2 below) right and license, including the right to grant and authorize sublicenses, (1) under the Licensed Patents to make, have made, use, sell, offer for sale and import products, components and services that involve, use, incorporate or otherwise relate to Semiconductor Packaging Materials and to practice any process, method, or procedure in connection therewith; and (2) under all of Licensor's Intellectual Property Rights (other than under the Licensed Patents) in and to the Licensed Technology to (i) modify and create derivative works of the Licensed Technology ("Derivative Works"); (ii) use, copy, display, and perform the Licensed Technology and Derivative Works; and
(iii) distribute, directly or indirectly, including by way of sublicense, the Licensed Technology and Derivative Works in each case in connection with products, components and services that involve, use, incorporate or otherwise relate to Semiconductor Packaging Materials or the practice of any process, method, or procedure in connection with such products, components or services. For avoidance of doubt, the exclusivity under the foregoing license grant with respect to Semiconductor Packaging Materials specifically excludes any product made by applying discrete components or mechanical devices such as pre-made tape, film, connectors and the like, made according to Licensed Technology.

                      2.2.2  Non-exclusive  License.  Subject  to the  terms and conditions set forth herein, including but not limited to Section 2.2.3 below, Licensor hereby grants to STI a non-exclusive, worldwide, irrevocable, non-transferable (except as set forth in Section 11.2 below) right and license, including the right to grant and authorized sublicenses, (1) under the Licensed Patents to make, have made, use, sell, offer for sale and import products, components and services and to practice any process, method, or procedure in connection therewith; and (2) under all of Licensor's Intellectual Property Rights (other than under the Licensed Patents) in and to the Licensed Technology to (i) modify and create derivative works of the Licensed Technology ("Derivative Works"); (ii) use, copy, display, and perform, the Licensed Technology and Derivative Works; and (iii) distribute, directly or indirectly, including by way of sublicense, the Licensed Technology and Derivative Works.

                      2.2.3 Exercise of Licenses. STI's right to exercise the rights and licenses under Sections 2.2.1 and 2.2.2 shall only arise upon STI's payment of the Initial Fee.

               2.3 Reservation of Rights. Subject to the rights and licenses granted in this Section 2, each party retains and shall own all of its right, title and interest in and to their respective Technology and Intellectual Property Rights. All rights not expressly granted hereunder are expressly reserved by each party.

         3. LICENSE FEES AND ROYALTIES.

         In consideration of the licenses and rights granted by Licensor to STI hereunder, STI will pay the following fees:

               3.1 Initial Fee. For the Initial Period STI will pay to Licensor a one-time initial fee of fifty thousand dollars ($50,000.00) ("Initial Fee") upon the earlier of either (i) six (6) months after the Effective Date or (ii) within thirty (30) days of STI receiving its first round of financing.

               3.2 Additional License Fees and Royalties. At the end of the Initial Period, STI may select one of the payment options set forth in Exhibit C to extend the Term of this Agreement as set forth under Section 6 below or immediately terminate the Agreement. To the extent STI opts to so extend the Term of the Agreement, STI may credit the amount of the Initial Fee against the up front license fee payment selected by STI in Exhibit C.

               3.3 Multiple Royalties. In no event shall more than one royalty be due hereunder with respect to any unit of Licensed Product. If STI is required to pay a non-affiliated third party amounts with respect to a Licensed Product under agreements for Patent rights or other Technology which STI, in its reasonable judgment, determines are necessary to exercise the rights and licenses granted hereunder, STI may deduct such amount owing to such non-affiliated third parties (prior to any reductions) from the amounts used to calculate Net Revenues.

               3.4 Combination Products. In the event that a Licensed Product is sold in combination with another product, component or service for which no royalty would be due hereunder if sold separately, Net Sales from such combination sales for purposes of calculating the amounts due under this Section 3 shall be as reasonably allocated by STI between such Licensed Product and such other product, component or service.

               3.5 Intercompany Sales. STI shall have no obligation to pay Licensor royalties on sales of the Licensed Product between STI and its affiliates; provided that royalties shall be paid to Licensor for resale of the Licensed Products by STI or its affiliates to unrelated third parties.

               3.6 Royalty Term. Subject to Section 3.7 below, payments of Net Revenues with respect to the Licensed Patents will commence upon the payment of the Extension Fee and will end on the expiration, revocation or invalidation of the last Valid Claim under the Licensed Patents.

               3.7 Initial Period Payments. During the term of the Initial Period, any Net Revenues earned by STI from the commercial sale or sublicense of Licensed Products or rights granted hereunder, respectively, shall be subject to a flat [*] percent ([*]%) royalty rate, reportable and payable in accordance with

Section 4. In the event STI exercises its right to extend the Agreement pursuant to Section 3.2 above, STI shall either reduce or increase the amount of the up-front license fee set forth under Exhibit C by the Royalty Rate Differential Amount. For purposes of this Section 3.7, the term "Royalty Rate Differential Amount" means the difference in the amount of royalties payable by STI during the Initial Period based on the [*] percent ([*]%) royalty rate on Net Revenues and the amount STI would have paid had the percentage rate STI opts for under Exhibit C been in effect during the Initial Period. By way of example had STI received $100,000 in Net Revenues during the Initial Period (i) if STI were to select "Option 1" under Exhibit C, STI would increase the up-front license fee by $[*] which represents the difference between the royalties payable by STI during the Initial Term (i.e. $[*] ([*]% of $100,000)) and the amount STI would have paid had the [*] percent ([*]%) royalty rate provided under "Option 1" been in effect during the Initial Period (i.e. $[*] ([*]% of $100,000) and (ii) if STI were to select "Option 5" under Exhibit C, STI would decrease the up-front license fee by $[*] which represents the difference between the royalties payable by STI during the Initial Term (i.e. $[*] ([*]% of $100,000)) and the amount STI would have paid had the [*] percent ([*]%) royalty rate provided under "Option 1" been in effect during the Initial Period (i.e. $[*] ([*]% of $100,000).

         4. REPORTING AND PAYMENT.

               4.1 Reporting. Within thirty (30) days after the close of each calendar quarter during the Term of this Agreement in which royalty payments are due on Net Revenues, STI shall report to Licensor all royalties that have accrued during such calendar quarter. Such quarterly reports shall indicate the total Net Revenues received by STI and the amount of the total royalties owed and STI shall remit such royalties on the date such report is delivered to Licensor. In case no royalties have accrued for the quarter, STI shall not be obligated to provide such a report.

               4.2 Records and Audit. STI shall keep complete and accurate records of its Net Revenues in sufficient detail to enable the amounts payable under Section 3 to be determined. Upon Licensor's written request, but not more frequently than once per calendar year, STI shall permit an independent, third party auditor (other than on a contingency fee basis), at Licensor's expense, to examine such records during STI's regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement with respect to Net Revenues received not more than three (3) years prior to the date of Licensor's request. In the event that the amounts due to Licensor are determined to have been underpaid, STI shall pay to Licensor any amount due and unpaid, together with interest on such amount at the prime rate in effect at Bank of America NT&SA, San Francisco, California, or at the maximum rate permitted by law, whichever is lower.

               4.3 Payments. All amounts payable hereunder by STI shall be payable in United States dollars. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rates used by STI in calculating STI's own revenues for financial reporting purposes.

         5. PATENT PROSECUTION & ENFORCEMENT.

               5.1 Patent Prosecution. Licensor will diligently file and prosecute the Licensed Patents and timely pay all maintenance fees in connection with any issued Patents that are part of or become part of the Licensed Patents. Notwithstanding the foregoing, Licensor shall have the right in its sole discretion to abandon any such issued Patents by not paying the respective maintenance fee. If Licensor intends to abandon any such issued Patent that is part of the Licensed Patents, Licensor will advise STI in writing of such intention at least ninety (90) days prior to the intended abandonment date. In such event, STI may continue to pay to maintain such issued Patents so long as STI notifies Licensor in writing of such intention at least thirty (30) days prior to the intended abandonment date. If Licensor fails to diligently file and prosecute the Licensed Patents or otherwise fails to maintain any Licensed Patents in force, then STI may elect to file or take over the prosecution or maintenance of any such Licensed Patents, and STI shall bear all expenses incurred in connection therewith, provided that STI shall not be liable in any respect, either to Licensor or any third party, with respect to STI's handling of or the results obtained from such prosecution or maintenance of any Licensed Patent and further provided that any and all expenses incurred in connection therewith shall be creditable against amounts owed by STI to Licensor hereunder. Licensor agrees to reasonably cooperate with STI in preparing, filing, prosecuting, and maintaining any such Licensed Patents and Licensor agrees to execute any documents as shall be necessary or desirable for such purpose

               5.2 Enforcement of Intellectual Property Rights.

                      5.2.1 Enforcement by Licensor. STI and Licensor will promptly notify the other in writing (and provide any evidence in its possession) of any suspected infringement by a third party of any of the Intellectual Property Rights licensed hereunder (a "Third-Party Infringement"). Licensor shall file and/or pursue any suit or action for any Third-Party Infringement of the Licensed Patents to the extent Licensor's failure to do so could reasonably be expected to have more than a non-material adverse effect on
(1) STI's market for the products and services covered by or sublicenses to the Licensed Patents or (2) STI's exclusivity under Section 2.2.1 above and Licensor shall not, absent STI's permission, enter into any settlement or other arrangement which grants a license or freedom to operate (including by way of a covenant not to sue) to any third party under the Licensed Patents which would infringe upon or violate STI's exclusivity under Section 2.2.1 above. Unless Licensor and STI otherwise agree, any amount recovered in any such suit or action, whether by judgment or settlement, after deducting Licensor's reasonable expenses (including attorney's fees), and payment to STI of any expenses incurred by STI in providing any assistance and cooperation to Licensor in connection with such suit or action, if any, shall be paid to or retained by Licensor.

                      5.2.2 Enforcement by STI. In the event Licensor fails to take action promptly with respect to any such Third-Party Infringement of the Licensed Patents then, upon STI's prior written notice, STI shall have the right, but is under no obligation, to bring any appropriate suit or action. If STI undertakes such a suit or action, Licensor will join as a party to such suit or action and Licensor shall fully cooperate with STI, including executing all papers, causing its employees to testify when requested, making available relevant records, papers, information, samples, specimens, and the like, and performing such other acts as may be reasonably requested by STI. STI shall bear the reasonable expenses incurred by Licensor in providing assistance and cooperation as requested by STI pursuant to this Section. Licensor may, at its expense, be represented by counsel of its choice. Unless Licensor and STI otherwise agree, any amount recovered in such suit or action, whether by judgment or settlement, after deducting STI's reasonable expenses (including attorney's fees) and any payment to Licensor of any reasonable expenses incurred by Licensor in providing assistance and cooperation, shall be paid to or retained entirely by STI.

         6. TERM AND TERMINATION.

               6.1 Term. This Agreement will become effective on the Effective Date and will remain in effect for the Initial Period. Upon the expiration of the Initial Period, STI may, in its sole discretion, elect to extend the term of the Agreement in perpetuity upon payment of the relevant Extension Fee. Upon STI's election thereof, unless earlier terminated as set forth below, the Agreement shall continue in full force and effect for a period of thirteen (13) years after the expiration of the Initial Period (the "Extended Period", together with the Initial Period, the "Term").

               6.2 Termination for Convenience. STI shall have the right to terminate this Agreement on a Licensed Patent-by-Licensed Patent basis or in its entirety for convenience upon thirty (30) days prior written notice to Licensor.

               6.3 Termination for Cause. In the event of a material breach of this Agreement, the non-breaching party shall be entitled to terminate this Agreement by written notice to the breaching party, if such breach is not cured within ninety (90) days after written notice is given by the non-breaching party to the breaching party specifying the breach. However, if the party alleged to be in breach of this Agreement disputes such breach within such ninety (90) day period, the non-breaching party shall not have the right to terminate this Agreement unless it has been determined by a court of competent jurisdiction that this Agreement was materially breached, and the breaching party fails to comply with its obligations hereunder within ninety (90) days after such determination.

               6.4 Effect of Termination. In the event of termination (other than by STI under Section 6.3 above) or expiration of this Agreement, then each party shall return to the other party within thirty (30) days of said termination date all of the other party's Confidential Information (as defined below) in its possession, and as of said termination date, STI shall cease to manufacture, use, sell and distribute the Licensed Products or otherwise use any and all Licensed Patents. Notwithstanding the foregoing, and provided that termination of this Agreement is not by Licensor under Section 6.3 above, STI shall have the right to continue selling (but not manufacturing) the Licensed Products post-termination solely until its existing inventory of Licensed Products is exhausted, but in no event later than one (1) year after such termination or expiration date. With respect to all post-termination sales of the Licensed Products in accordance with the immediately preceding sentence, STI shall continue to pay the royalties set forth in Section 3 and shall also be bound by all of the other terms and conditions of this Agreement. No termination by any party or the expiration of this Agreement shall relieve either party of any obligation or liability accrued hereunder prior to its termination or affect any rights (i) granted to a Sublicensee provided that STI continues to remit payments to and reports to Licensor with respect thereto in accordance with the terms of this Agreement (ii) granted under Section 2.2.2(2) to exploit any Derivative Works existing on the effective date of termination.

               6.5 Survival. Sections (i) 1, 3, 4, 7.1, 8, 9, and 10 shall survive termination or expiration of this Agreement for any reason and (ii) 2 (for the period remaining in the term under Section 6.1), 5, 6.1 and 7.2 shall survive termination of this Agreement by STI under Section 6.3 above.

         7. BANKRUPTCY AND RIGHT OF FIRST REFUSAL.

               7.1 Bankruptcy. All rights and licenses granted to STI pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of
Section 365(n) of Title 11 of the United States Code (the "Bankruptcy Code"), licenses to rights of "intellectual property" as defined thereunder. Notwithstanding any provision contained herein to the contrary, if Licensor is under any proceeding under the Bankruptcy Code and the trustee in bankruptcy of Licensor, or Licensor as a debtor in possession, rightfully elects to reject this Agreement, STI may, pursuant to Sections 365(n)(1) and (2) of the Bankruptcy Code, retain any and all of STI' rights hereunder, to the maximum extent permitted by law, subject to STI making the payments specified herein.

               7.2 Right of First Refusal. Licensor shall not, commencing upon and during the Extended Term of this Agreement allow any third party to acquire any Licensed Patents (whether by way of merger, acquisition or otherwise) without offering STI a right of first refusal, as follows. In the event Licensor discusses or receives an offer to acquire any of the Licensed Patents from a third party, Licensor shall provide the terms of such offer in reasonable detail to STI for its review. In addition, if Licensor enters into a "no-shop" arrangement or agreement in connection with such bona fide offer, such "no-shop" arrangement or agreement shall contain an exception permitting Licensor to provide STI with the terms of such offer. STI may either (1) refuse the offer, in which case Licensor shall be free to enter into an arrangement on substantially the same terms and conditions with such third party, or (2) STI may elect to enter into an arrangement with Licensor upon substantially the same terms and conditions, in which case the parties agree to negotiate in good faith a definitive agreement therefor. In the event STI fails to respond to Licensor's notice of such an offer within thirty (30) business days of receipt thereof, the offer shall be deemed refused and Licensor shall be free to negotiate with such third party, provided that if the offer originally made is revised by Licensor and such third party to include terms which are materially different than the terms originally notified to STI under this Section 7.2, such revised offer shall be deemed an "new" offer subject to the terms of this Section 7.2.

         8. LIMITATION OF LIABILITY.

               8.1 EXCEPT FOR (A)  LICENSOR'S  BREACH OF ITS  OBLIGATIONS  UNDER
SECTION 5 (PATENT PROSECUTION AND ENFORCEMENT) AND SECTION 7.2 (RIGHT OF FIRST REFUSAL) OR (B) EITHER PARTY'S BREACH OF THE REPRESENTATIONS AND WARRANTIES UNDER SECTION 10.1, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, ARISING OUT OF OR RELATED TO THIS
AGREEMENT, INCLUDING BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

               8.2 EXCEPT FOR (A)  LICENSOR'S  BREACH OF ITS  OBLIGATIONS  UNDER
SECTION 5 (PATENT PROSECUTION AND ENFORCEMENT) AND SECTION 7.2 (RIGHT OF FIRST REFUSAL); (B) EITHER PARTY'S BREACH OF THE REPRESENTATIONS AND WARRANTIES UNDER
SECTION 10.1 OR (C) AMOUNTS FOR WHICH  EITHER PARTY MAY BE LIABLE UNDER  SECTION
10.2 (INDEMNIFICATION) THE TOTAL LIABILITY OF EITHER PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL NOT EXCEED THE TOTAL AMOUNT OF ROYALTIES PAID BY STI TO LICENSOR HEREUNDER.

               8.3 NOTWITHSTANDING THIS SECTION 8, NOTHING IN THIS AGREEMENT SHALL EXCLUDE LIABILITY TO THE EXTENT THAT SUCH LIABILITY MAY NOT BE EXCLUDED OR LIMITED BY APPLICABLE LAW.

         9. CONFIDENTIALITY.

               9.1 Confidential Information. "Confidential Information" shall mean any trade secrets, confidential data or other confidential information that is disclosed by one party ("Disclosing Party") to the other party ("Receiving Party"), which (i) if disclosed in writing, is marked "Confidential", "Proprietary" or in some other manner to indicate its confidential nature, or
(ii) if disclosed orally, is designated as confidential at the time of disclosure and confirmed in writing as confidential within thirty (30) days after its oral disclosure, which confirmation is marked in a manner to indicate its confidential nature and delivered to the Receiving Party.

               9.2 Exclusions. Notwithstanding the foregoing, Confidential Information shall not include any information which the Receiving Party can establish (i) was publicly known and made available in the public domain prior to the time of disclosure by the Disclosing Party; (ii) becomes publicly known and made available after disclosure to the Receiving Party through no action or inaction of the Receiving Party; (iii) is in the possession of the Receiving Party, without confidentiality restrictions, at the time of disclosure by the Disclosing Party as shown by the Receiving Party's files and records immediately prior to the time of disclosure; (iv) disclosed to the Receiving Party without restriction by a third party who had a right to disclose and was not under an obligation of confidence to the Disclosing Party; or (v) is independently developed by the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party.

               9.3 Non-Use and Non-Disclosure. Each party agrees to use the Confidential Information of the other party solely for the purposes of exercising its rights or performing its obligations under this Agreement. Each party further agrees not to disclose any Confidential Information of the other party to any third parties, except to those employees of such party who are required to exercise its rights or perform its obligations under this Agreement and who are bound, prior to receiving any Confidential Information, by confidentiality obligations at least as protective as those in this Agreement.

               9.4 Maintenance of Confidentiality. Each party agrees that it shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other party. Without limiting the foregoing, each party shall take at least those measures that such party takes to protect its own most highly confidential information, but in no event less than reasonable measures. Each party shall reproduce the other party's proprietary rights notices on all copies, in the same manner in which such notices were set forth in or on the original. Each party shall immediately notify the other party in the event of any unauthorized use or disclosure of the Confidential Information.

               9.5 Non-Disclosure of Terms. Each party agrees not to disclose to any third party the terms of this Agreement (including all Exhibits) without the prior written consent of the other party, except to such party's attorneys, advisors, investors, potential investors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or in connection with financing activities or securities filings.

               9.6 Permitted Disclosures. Nothing in this Agreement shall be deemed to prohibit the Receiving Party from disclosing any Confidential Information that is (i) required by law or (ii) pursuant to the written consent of the Disclosing Party; provided, however, that in the event of such requirement, prior to disclosing any Confidential Information, the Receiving Party will notify the Disclosing Party of the scope and source of such legal requirement and shall give the Disclosing Party the opportunity to challenge the need to disclose and/or limit the scope of disclosed information.

         10. REPRESENTATION AND WARRANTIES & INDEMNIFICATION.

               10.1 Representations and Warranties.

                      10.1.1 General. Each party hereby represents and warrants that it has the full right and authority to enter into this Agreement and that the consummation of the transactions contemplated hereunder do not violate or breach the terms of any other agreement with any third party, including the Existing Agreements

                      10.1.2 Intellectual Property. Licensor hereby represents and warrants that (i) it is the sole and exclusive owner of the Licensed Technology and Licensed Patents and has the right to grant the rights and licenses thereto to STI as set forth herein; (ii) that it has not received (1) any offers from third parties to license any third party Technology or Intellectual Property Rights for use of the Licensed Technology by Licensor or its other customers and (2) any written notice from any third party that the Licensed Technology or method of making or manufacturing the Licensed Technology infringes or misappropriates the rights of any third party and (iii) it is not aware of any facts or circumstances for the basis of any third party making any
offer  or   delivering   any   infringement   notice  under  (ii)  above.

               10.2 Indemnification.

                      10.2.1 Scope. Each party shall defend, or at its sole option settle, any claims, demands, actions and other proceeding brought or initiated by any third party (each a "Claim") against the other party to the extent it is based on (i) a breach of any representation or warranty of such party under Section 10.1 above. In connection with the foregoing, each party shall indemnify the other against liabilities, damages and expenses (including attorney's fees), which are awarded against the other party based on a Claim.

                      10.2.2 Procedure. A party (the "Indemnitee") that intends to claim indemnification under this Section 10 shall promptly notify the other party (the "Indemnitor") of any Claim for which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to assume and control the defense and/or settlement thereof with counsel selected by the Indemnitor. The failure to deliver notice to the Indemnitor within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding, if prejudicial to its ability to defend such claim, demand, action or other proceeding, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 10 with respect thereto. The indemnity obligations under this Section 10 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. The Indemnitee, its employees and agents, shall at the Indemnitor's expense, reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 10.

         11. GENERAL PROVISIONS.

               11.1 Notices. All notices called for under this Agreement shall be made in writing and shall be sent by personal delivery, reputable overnight courier service or by registered or certified mail, return receipt requested, addressed to the other party at the address set forth above. The date of such notice shall be deemed to be the day it is delivered, if hand delivered, or five
(5) days after deposit, if mailed.

               11.2 Assignment. This Agreement may not be assigned in whole or in party by either party without the prior written consent of the other party; provided that either party shall be permitted to assign this Agreement in whole without such consent in connection with the sale of all or substantially all of the assets or business of a party to which this Agreement relates, provided that with respect to the Licensor, the foregoing shall be subject to Section 7.2 above. Any attempted assignment in violation of the foregoing shall be null and void and of no effect. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding on the parties and their permitted successors and assigns.

               11.3 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without reference to its principles of conflicts of law. Each party hereby waives the application of the United Nations Convention on the
International Sale of Goods to this Agreement. Any and all disputes arising under or in connection with this Agreement shall be submitted exclusively in the state or federal courts located in Santa Clara County, California, the personal jurisdiction of which each of the parties hereby irrevocably submits.

               11.4 Severability. If any term of this Agreement is held to be invalid or unenforceable for any reason, the remainder of the provisions shall continue in full force and effect, and the parties shall substitute a valid provision with the same intent and economic effect.

               11.5 Non-Waiver. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way, or act as a waiver of, the right to require the other party to perform in accordance with this Agreement at any other time, nor shall the waiver of either party of a breach of a provision of this Agreement be held or taken to be a waiver of the provision itself.

               11.6 Relationship of Parties. Nothing in this Agreement shall be construed to create a relationship of employer and employee, principal and agent, joint venture, partnership or association between the parties, and neither party shall have the power to obligate or bind the other in any manner whatsoever. SurgX and Oryx shall be jointly and severally liable to STI for the obligations of Licensor hereunder.

               11.7 Interpretation. This Agreement is to be deemed to have been drafted jointly by the parties and any uncertainty or ambiguity shall not be construed for or against either party based on attribution of drafting to either party.

               11.8 Headings. The paragraph headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such paragraph, or in any way affect such agreements.

               11.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. Faxed signatures shall have the same legal effect as original signatures.

               11.10 Entire Agreement. This Agreement contains the parties' entire understanding with respect to the matters contained herein and supersedes all prior oral or written understandings with respect to the subject matter hereof. There are no promises, covenants or undertakings other than those set forth herein, and neither party is relying upon any representations or warranties except as set forth herein. This Agreement may not be modified except by a writing signed by both parties.

         IN  WITNESS  WHEREOF,   the  parties  hereto  have  caused  their  duly
authorized representatives to execute this Agreement.

---------------------------------------- ---------------------------------------
Shocking Technologies, Inc.              SurgX, Inc.
---------------------------------------- ---------------------------------------
By:   /s/Lex Kosowski                    By:   /s/Philip J Micciche
---------------------------------------- ---------------------------------------
Name: Lex Kosowski                        Name: Philip J. Micciche
---------------------------------------- ---------------------------------------
Title: CEO                               Title: CEO
---------------------------------------- ---------------------------------------
                                         Oryx, Inc.
---------------------------------------- ---------------------------------------
                                         By:   /s/ Philip J. Micciche
---------------------------------------- ---------------------------------------
                                         Name: Philip J. Micciche
---------------------------------------- ---------------------------------------
                                         Title: CEO
---------------------------------------- ---------------------------------------

                                    Exhibit A

                                Licensed Patents

A.       Licensed Patents:  See attached Confidential Patent Portfolio Report

B.       Licensed Technology.

1.       Materials & Information.

                           a. List of material and chemical components comprising Licensor's proprietary liquid polymer material used to provide electrical overstress or electrostatic discharge protection ("Liquid Polymer Material") as the same exists on the Effective Date and, to the extent applicable, any improvements made thereto during the Term.

                           b. Documentation in electronic or tangible format containing the following information: (i) the exact proportions of material and chemical components for formulation of Liquid Polymer Material; (ii) instructions setting forth the processes and steps required for formulating, mixing, curing and testing of the Liquid Polymer Material; and (iii) any other information, including any diagrams or test results reasonably required by STI to make use of the information to be provided under (i) and (ii) above and to exercise its rights and licenses hereunder (subsections
                  (a) and (b) above collectively referred to as "Materials and Information").

2.       Consultants.

                           To the  extent  STI is  able  to  arrive  a  mutually
                  agreeable terms with SurgX's former employee Gerald Behling to assist STI in its use of the Materials and Information under 1 above, Licensor hereby authorizes Gerald Behling to disclose any and all information requested by or otherwise reasonably necessary for STI to exploit the Materials and Information in accordance with the terms of the Agreement, which shall include but not be limited to Licensor's methods of manufacturing Liquid Polymer Material ("Assistance"). For avoidance of doubt, the information conveyed by Gerald Behling in the course of rendering such assistance shall be subject to non-use and non-disclosure requirements at least as protective as those set forth herein.

SURGX PATENT PORTFOLIO

I.   OVERVOLTAGE PROTECTION DEVICES


BDSM No.:   Country    Serial No.        Filing Date        Status
--------------------------------------------------------------------------------

002             US      08/790,250         07/14/94     U.S. Pat. No. 6,310,752
                                                        Issued 10/30/01

043             US      08/943,189         10/03/97     U.S. Pat. No. 6,239,687
                        (Div. of 002)                   Issued 5/29/01

069             US      (Div. of 043)      04/10/01     U.S. Pat. No. 6,542,065
                                                        Issued 4/1/03

006             PCT     PCT/US95/08683     07/11/95     Published WO 96/02922;
                        (Int'l. of 002)                 National Filings
                                                        Completed 1/97

028             CN      95194113.5         01/14/97     Patent Granted 2/20/02

029             EP      95 92 5619.9       01/14/97     Granted 2/19/03
                                                        National Filed 05/03

077             DE      95925619.9         05/03        Patent Granted 2/19/03

078             UK      95925619.9         05/03        Patent Granted 2/19/03

030             JP      505,099/96         01/14/97     Pending; Published
                                                        5/26/98 - 505,462/98

031             KR      97-700236          01/14/97     Patent Granted 1/14/03

032             MX      970370             01/14/97     Patent Granted 5/9/02

033             SG      9700366-9          01/14/97     Patent Granted 1/18/99

SURGX PATENT PORTFOLIO

II.  SURGX MATERIAL AND LAYERED OVERVOLTAGE PROTECTION DEVICES


BDSM No.:   Country    Serial No.        Filing Date        Status
--------------------------------------------------------------------------------

003             US      08/841,475         07/14/94     U.S.Patent No. 5,807,509
                                                        Issued 9/15/98

053             US      09/139,309         08/24/98     U.S.Patent No. 6.657,532
                        (Div. of 003)                   Issued 12/2/03

079             US      10/702,084         11/04/03     Pending
                        (Cont. of 053)

007             PCT     PCT/US95/08808     07/14/95     Published WO 96/02924;
                        (Int'l. of 003)                 National Filings
                                                        Completed 1/97

015             AU      32330/95           01/14/97     Patent Granted 7/14/95

016             BR      PI 9508407-0       01/14/97     Patent Granted 1/22/02

018             CN      95194112.7         01/14/97     Patent Granted 11/13/02

019             EP      95 92 865.19       01/14/97     Granted 10/02 National
                                                        Filed 1/03

073             EP      02 00 4250.3       02/26/02     Pending
                        (Div. of 019)

075             DE      95928651.9         01/03        Patent Granted 11/13/02

076             UK      95928651.9         01/03        Patent Granted 11/13/02

020             JP      505,148/96         01/14/97     Patent Granted 1/14/03

021             KR      95-700235          01/14/97     Pending

022             MX      970369             01/14/97     Patent Granted 10/19/01

023             SG      9700371-9          01/14/97     Patent Granted 9/28/98

024             VN      AC0510/96          01/14/97     Patent Granted 5/22/00

SURGX PATENT PORTFOLIO

III. OVERVOLTAGE PROTECTION USING GAP IN DEVICES


BDSM No.:   Country    Serial No.        Filing Date        Status
--------------------------------------------------------------------------------

044             US      08/941,917         01/22/96     US Patent No. 6,172,590
                        (Cont. of 005)                  Issued 1/9/01

037             PCT     PCT/US97/00781     01/21/97     Published WO97/26665;
                        (Int'l from 005)                National Filing
                                                        Completed 07/98

054             JP      526,218/97         07/22/98     Pending

055             EPO     97902053.4         08/22/98     Pending

045             PCT     PCT/US97/21117     11/19/96     Published WO98/23018;
                        (Int'l from joint               National Filing
                        Bussmann filing)                Completed 5/99

060             EPO     97 94 8374.0       05/19/99     Pending

061             JP      523,834/1998       04/19/99     Pending

SURGX PATENT PORTFOLIO

IV.  OVERVOLTAGE PROTECTION DEVICES ON AN INTEGRATED CIRCUIT CHIP


BDSM No.:   Country    Serial No.        Filing Date        Status
--------------------------------------------------------------------------------

049             US      09/037,771         03/10/98     US Pat. No. 6,130,459
                                                        Issued 10/10/00

068             US      09/684,530         10/06/00     US Pat. No. 6,433,394
                        (Div. of 049)                   Issued 8/13/02

059             PCT     PCT/US99/05270     03/10/99     Published WO99/46820
                        (Int'l from 049)                National Filing
                                                        Completed 10/00

064             JP      536,107/2000       09/10/00     Pending

050             US      09/037,763         03/10/98     US Pat. No. 6,064,094
                                                        Issued 5/16/00

058             PCT     PCT/US99/05629     03/10/99     Published WO99/46819
                        (Int'l from 050)                National Filing
                                                        Completed 10/00

065             JP      563,108/2000       09/10/00     Pending

SURGX PATENT PORTFOLIO

V.   OVERVOLTAGE PROTECTION FOR ELECTRONIC CIRCUITS


BDSM No.:   Country    Serial No.        Filing Date        Status
--------------------------------------------------------------------------------

047             US      09/548,904         04/13/00     US Pat. No. 6,373,719
                                                        Issued 4/16/02

072             US      10/013,952         12/31/01     US Pat. no. 6,570,765
                        (Div. of 047)                   Issued 5/27/03

                                    Exhibit B

                               Existing Agreements

1. Intellectual Property Rights License Agreement by and between SurgX Corporation and Iriso Electronics Company, dated as of October 22, 1997, as amended pursuant to that Supplemental Agreement For Amendment of Intellectual Property Rights Agreement dated April 1, 2003.

2.  Intellectual   Property  Rights  License  Agreement  by  and  between  SurgX
Corporation and McGraw Edison Company, dated as of August 1997.

For avoidance of doubt, STI's licenses are subject to the terms of the foregoing agreements as they exist on the Effective Date of this Agreement.

                                    Exhibit C

                           License Fees and Royalties


At the end of the Initial Period of the Agreement, STI may elect one of the following payment options to be paid within thirty (30) days of the expiration of the Initial Period:

Option 1
--------
Up Front License Fee: $[*]
Royalty rate: [*]% on Net Revenues

Option 2:
---------
Up Front License Fee: $[*]
Royalty rate: [*]% on Net Revenues

Option 3:
---------
Up Front License Fee: $[*]
Royalty rate: [*]% on Net Revenues

Option 4:
---------
Up Front License Fee: $[*]
Royalty rate: [*]% on Net Revenues

Option 5:
---------
Up Front License Fee: $[*]
Royalty rate: [*]% on Net Revenues